Exhibit 99.1

UFP Technologies, Inc.	www.ufpt.com
172 East Main Street	Contact: Ron Lataille
Georgetown, MA 01833 USA	978-352-2200

FOR IMMEDIATE RELEASE

UFP Technologies Announces Record 2011 Results

Georgetown, Mass., February 23, 2012.  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and component products, today reported net income of $10.3 million or $1.48 per diluted common share outstanding for its fiscal year ended December 31, 2011, 11.9% higher than net income of $9.2 million or $1.37 per diluted common share outstanding for its 2010 fiscal year.  Sales for 2011 were $127.2 million, 5.4% higher than 2010 sales of $120.8 million.

For its fourth quarter ended December 31, 2011, the Company reported net income of $3.0 million or $0.43 per diluted common share outstanding, 2.8% less than net income of $3.1 million or $0.45 per diluted common share outstanding in the same period of 2010.  Sales for the fourth quarter 2011 were $31.5 million versus 2010 fourth quarter sales of $31.6 million.

“I am pleased with our 2011 results and strong finish to the year,” said R. Jeffrey Bailly, Chairman and CEO.  “We achieved record sales and profits even while phasing out the largest contract in the Company’s history, our natural fiber molded door program for certain Mercedes SUV vehicles that began in 2004 and ended in mid-2011.”

“Our strong book of new business more than offset the lost revenue,” Bailly added.  “For example, a new contract to supply backpack components to the US Marines, similar to the US Army program we’ve run for the past 12 years, began in the fourth quarter.  Also, a new natural fiber molded door panel program for Cadillac ATS and XTS vehicles is scheduled to launch in June, utilizing capacity on equipment freed up from the conclusion of the Mercedes program.”

“In addition, we continue to enjoy very strong demand for our molded fiber product line,” Bailly continued.  “To meet those new requirements, we have ordered new state-of-the-art equipment that should be online by the third quarter of 2012.”

The Company also reported good news on the tax front, including made-in-the-US manufacturing tax deductions that helped to lower its 2011 tax expense and will reduce its effective tax rate going forward.

UFP Technologies is a leading designer and manufacturer of interior protective packaging and component product solutions using molded and fabricated foams, plastics, laminated composites, and natural fiber materials.  The Company primarily serves the medical, automotive, computers and electronics, aerospace and defense, consumer, and industrial markets.

This news release contains forward-looking information that involves risks and uncertainties, including statements about the Company’s prospects, the Company’s ability to offset lost revenues, expectations regarding the Company’s new contracts to supply backpack components and door panels, and the anticipated timing of the new door panel program, expectations regarding customer demand for the Company’s molded fiber product line, anticipated advantages the Company expects to realize from its investments and capital expenditures, including the development of and investments in its new molded fiber production line equipment, anticipated tax benefits as a result of available deductions relating to the Company’s domestic manufacturing, developments in its target markets and its participation and growth in multiple markets, its business opportunities, the Company’s growth potential and strategies for growth, anticipated revenues and the timing of such revenues, the effects of the conclusion of a large automotive door panel program, and any indication that the Company may be able to sustain or increase its sales and earnings or sales and earnings growth rates.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation risks associated with the implementation of new production equipment in a timely, cost-efficient manner, risks that any benefits from such new equipment may be delayed or not fully realized, identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any such acquisition candidates, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the SEC.  Accordingly, actual results may differ materially.  Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q.  The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

UFP Technologies, Inc.	2/23/2012

Consolidated Condensed Statement of Income

($ in thousands, except Per Share Data)

	Unaudited
	Three Months Ended		Twelve Months Ended
	31-Dec-11	31-Dec-10	31-Dec-11	31-Dec-10
Net sales	$31,477	$31,640	$127,244	$120,766
Cost of sales	22,522	22,434	90,999	86,150
Gross profit	8,955	9,206	36,245	34,616
SG&A	4,739	4,734	21,368	20,236
Gain on sale of assets	(5)	0	(839)	(12)
Operating income	4,221	4,472	15,716	14,392
Interest expense, other income & expenses	(8)	139	(27)	34
Income before income taxes	4,213	4,611	15,689	14,426
Income taxes	1,205	1,403	4,906	5,019
Net income from consolidated operations	$3,008	$3,208	$10,783	$9,407
Net income attributable to noncontrolling interests	$(4)	$(119)	$(437)	$(160)
Net income attributable to UFP Technologies, Inc.	$3,004	$3,089	$10,346	$9,247
Weighted average shares outstanding	6,530	6,276	6,476	6,157
Weighted average diluted shares outstanding	7,010	6,875	6,999	6,749
Per Share Data
Net income per share outstanding	$0.46	$0.49	$1.60	$1.50
Net income per diluted share outstanding	$0.43	$0.45	$1.48	$1.37

Consolidated Condensed Balance Sheets

($ in thousands)

	31-Dec-11	31-Dec-10
Assets:
Cash	$29,849	$22,103
Receivables	15,619	14,633
Inventories	9,759	8,044
Other current assets	2,814	3,658
Net property, plant, and equipment	13,346	12,575
Other assets	8,334	8,465
Total assets	$79,721	$69,478
Liabilities and equity:
Short-term debt	$581	$654
Accounts payable	3,344	2,838
Other current liabilities	5,540	6,679
Long-term debt	5,639	6,847
Other liabilities	2,632	2,234
Total liabilities	17,736	19,252
Total equity	61,985	50,226
Total liabilities and stockholders’ equity	$79,721	$69,478